Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

MEMORIAL RESOURCE DEVELOPMENT LLC

(“MRD”),

TANOS ENERGY, LLC

(“TANOS”),

WILDHORSE RESOURCES, LLC,

(“WILDHORSE” AND TOGETHER WITH TANOS, “SELLERS”),

AND

MEMORIAL PRODUCTION OPERATING LLC

(“BUYER”)

DATED AS OF MARCH 18, 2013

i

EXHIBITS

A.	Leases
B.	Wells
C.	Material Agreements
D.	Form of Membership Interest Assignment
E.	Allocation Schedule
F.	Gathering System Description

SCHEDULES

Schedule 4.10	Insurance
Schedule 4.14	Rights to Production
Schedule 4.22	Imbalances
Schedule 4.23	Preferential Rights and Transfer Requirements
Schedule 4.25	Well and Equipment Matters
Schedule 4.26(a)	Outstanding AFEs
Schedule 4.30	Indebtedness
Schedule 4.31	Absence of Certain Changes
Schedule 4.34	Affiliate Transactions
Schedule 11.1(c)	Covered Environmental Losses Indemnified by Buyer

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is dated as of March 18, 2013, by and among Memorial Resource Development LLC, a Delaware limited liability company (“MRD”), Tanos Energy, LLC, a Delaware limited liability company (“Tanos”), WildHorse Resources, LLC, a Delaware limited liability company (“WildHorse” and, together with Tanos, the “Sellers”), and Memorial Production Operating LLC, a Delaware limited liability company (“Buyer”). MRD and the Sellers are sometimes collectively referred to herein as the “Seller Parties,” and the Seller Parties and Buyer are sometimes collectively referred to herein as “Parties” and individually referred to as a “Party.”

RECITALS

1. The Sellers collectively own all of the issued and outstanding membership interests (including any options, warrants, other rights to purchase equity, incentive rights or participation in profits or appreciation in value) (the “Company Interests”) in WHT Energy Partners LLC, a Delaware limited liability company (the “Company”).

2. The Company owns various oil and gas properties and interests, either of record or beneficially, as more fully described in the Exhibits hereto.

3. The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers the Company Interests, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.

“Accounting Arbitrator” is defined in Section 9.3(c).

“AFE” means authorization for expenditure.

“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, with “control” in such context meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary herein, in no event shall the Partnership or any of its subsidiaries be deemed to be an “Affiliate” of the Seller Parties or their respective Affiliates.

“Agreement” means this Purchase and Sale Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocated Value” is defined in Section 3.2.

“Allocation Schedule” is defined in Section 3.2.

“Assets” is defined in Section 2.2.

“Balance Sheet Date” is defined in Section 4.29.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Houston, Texas.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” means the Buyer and its Affiliates (including, at and after the Closing, the Company Entities), and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Capital Projects” means those capital projects described on Schedule 4.26(a).

“Casualty Loss” is defined in Section 6.5(a).

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as interpreted by applicable Treasury Regulations.

“Company” is defined in the recitals to this Agreement.

“Company Credit Agreement” means that certain Credit Agreement among the Company, the guarantors party thereto, Bank of Montreal, as administrative agent and the lenders party thereto dated April 8, 2011.

“Company Derivatives” means the option, swap, hedge, collar, and other derivative contracts and agreements listed on Exhibit C.

“Company Entities” means the Company and WHT Carthage.

“Company Interests” is defined in the recitals to this Agreement.

“Company-Operated Assets” means Assets operated by a Company Entity or its Affiliate.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which any Company Entity has or may acquire any rights, (b) under which any Company Entity has or may become subject to any Obligation, or (c) by which any Company Entity or any of the Assets is or may become bound.

“Covered Environmental Losses” means Losses by reason of or arising out of:

(a) Any violation or correction of violation of Environmental Law by a Company Entity or with respect to the Assets; or

(b) Any event, omission, or condition associated with ownership or operation of the Assets (including the exposure to or presence of Hazardous Materials on, under, about or released to or from the Assets or the exposure to or release of Hazardous Materials arising out of operation of the Assets at non-Asset locations) including (i) the cost and expense of any remedial or other activities required or necessary under Environmental Laws and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (a), or such events, omissions or conditions described in clause (b), occurred or existed before the Closing Date.

“Defensible Title” means such title to each Property that, subject to and except for Permitted Encumbrances:

(a) Entitles the applicable Company Entity to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any decrease (i) caused by actions of any Governmental Authority after the Effective Time that concern pooling, unitization, communitization, or spacing matters or (ii) occurring as a result of events or conditions occurring after the Closing Date;

(b) Obligates the applicable Company Entity to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from each Property in an amount not greater than the Working Interest set forth in Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any increase (i) accompanied by a proportionate increase in the corresponding Net Revenue Interest for such Property, (ii) caused by actions of any Governmental Authority after the Effective Time that concern pooling, unitization, communitization, or spacing matters or (iii) occurring as a result of events or conditions occurring after the Closing Date;

(c) Is not subject to an adverse claim that would interfere materially with the ownership, use, operation or value of any such Property; and

(d) Is free and clear of encumbrances, liens and defects.

“Effective Time” means 12:01 a.m. Houston, Texas time on January 1, 2013.

“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws, but excluding all laws, orders, rules, and regulations of the Railroad Commission of Texas relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” is defined in Section 2.2(d).

“Financial Statements” is defined in Section 4.29.

“Fundamental Representations” means the representations and warranties made by the Seller Parties in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, and 4.28.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over any Company Entity or any of the Assets.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by product.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and/or liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Properties.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company Entities, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred payment obligations of the Company Entities for the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of the Company Entities to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Company Entities with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of any Company Entity; (e) all obligations of the Company Entities with respect to any hedging, swap, spot market, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; (f) all obligations secured by any lien or encumbrance, other than Permitted Encumbrances, existing on properties owned by any Company Entity, whether or not indebtedness secured thereby is owed by any Company Entity; (g) all guaranties, endorsements (other than endorsements of negotiable instruments in the ordinary course of business), assumptions, and other contingent obligations of the Company Entities in respect of, or to purchase, or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs, and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent; and (i) all of the Company Entities’ obligations of the types referred to in clauses (a) through (h) of this definition, whether interest bearing or otherwise, owed to any Seller or any Affiliate thereof.

“Indemnity Claim” is defined in Section 11.4.

“Individual Seller Party Representations” is defined in the preamble to Article 4.

“Information” is defined in Section 6.3.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.2(a).

“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Agreements” means, to the extent binding on any Company Entity or any of the Assets, any Contract, other than the instruments constituting the Leases, which is one or more of the following types:

(a) A Contract with any Seller or any Affiliate thereof;

(b) A Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which is not cancelable without penalty on 60 days prior written notice;

(c) A Contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(d) A joint operating agreement, unit operating agreement, unit agreement, or other similar agreement;

(e) A non-competition agreement or any agreement that purports to restrict, limit, or prohibit any Company Entity from engaging in any line of business or the manner in which, or the locations at which, such Company Entity conducts business, including area of mutual interest agreements, or that would obligate any Company Entity to purchase or sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;

(f) A Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons which is not cancellable by the applicable Company Entity without penalty upon sixty (60) or less days notice;

(g) An indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, or similar financial agreement;

(h) A Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by a Company Entity without penalty on no more than 60 days’ notice;

(i) An option, swap, hedge, collar or other derivative contract (including the Company Derivatives), including any master agreement and confirmation thereunder;

(j) A contract that involves performance of services or delivery of goods or materials (other than Hydrocarbons) by or to the Company Entities of an amount or value in excess of $500,000 determined on an annual basis;

(k) A contract not entered into the ordinary course of business and that involves expenditures or receipts of the Company Entities in excess of $500,000 determined on an annual basis;

(l) A seismic or geophysical contract; or

(m) A material software license or other license agreement related to intellectual property involving expenditures of the Company Entities in excess of $50,000 determined on an annual basis.

“Membership Interest Assignment” means an assignment substantially in the form of Exhibit D.

“MRD” is defined in the preamble to this Agreement.

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out or production therefrom.

“Non-Operated Assets” means Assets operated by any Person other than the Company Entities.

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.

“Partnership” means Memorial Production Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 14, 2011, as amended, restated, supplemented or otherwise modified from time to time.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.

“Permitted Encumbrances” means:

(a) The terms and conditions of the Leases and other instruments of record relating to the Wells, including lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(b) All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(c) Conventional rights of reassignment triggered by a Company Entity’s express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest;

(d) Easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, on, over, or in respect of any Asset, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development and/or operation of the affected Asset;

(e) The terms and conditions of the Material Agreements described on Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(f) Materialmens’, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets if such liens and charges have not yet become delinquent;

(g) Preferential rights to purchase or similar agreements with respect to which waivers or consents have been obtained from the appropriate parties for the transactions contemplated hereby, or which are listed on Schedule 4.23;

(h) Third party consents to assignments or similar agreements with respect to which waivers or consents have been obtained from the appropriate parties for the transactions contemplated hereby;

(i) Errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Assets, and (iii) do not reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(j) Defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against the Company Entities’ title;

(k) Imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(l) Defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten years or more;

(m) The terms and conditions of unitizations, communitizations, poolings and pooling agreements, joint operating agreements and production sales agreements to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements) do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(n) Rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules and regulations of such Governmental Authority, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner that operates to reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(o) liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP; and

(p) Any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the transactions contemplated hereby.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

“Properties” is defined in Section 2.2(c).

“Purchase Price” is defined in Section 3.1.

“Purchase Price Adjustments” is defined in Section 9.2.

“Records” is defined in Section 2.2(f).

“Retained Assets” is defined in Section 6.5(a).

“Schedule” means any disclosure Schedule attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” is defined in Section 6.4.

“Securities Act” means the Securities Act of 1933.

“Seller Indemnitees” means each Seller Party, its members and Affiliates (including the Company Entities until the Closing), and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Seller Credit Facilities” means (i) that certain Amended and Restated Credit Agreement dated as of December 16, 2010, as amended, by and among Tanos Energy Holdings, LLC, Comerica Bank, individually and as administrative agent, and as issuing bank, and the lenders party thereto and (ii) that certain Credit Agreement dated as of May 12, 2010, as amended, by and among WildHorse, Bank of Montreal, as administrative agent and the lenders party thereto.

“Seller Parties’ Knowledge” means (i) with respect to Sellers, the actual knowledge of any fact, circumstance or condition by a current officer of any Seller, and (ii) with respect to MRD, the actual knowledge of any fact, circumstance or condition by John Weinzierl and/or Larry Forney.

“Sellers” is defined in the preamble to this Agreement.

“Statement” is defined in Section 9.3(a).

“Straddle Period” means a period beginning before the Closing Date and ending after the Closing Date.

“Straddle Tax Returns” is defined in Section 6.8(a).

“Surface Rights” is defined in Section 2.2(h).

“Suspense Funds” means proceeds of production and associated penalties and interest, if any, in respect of any of the Assets that are payable to third parties and are being held in suspense by any Company Entity as the operator of such Assets.

“Tanos” is defined in the preamble to this Agreement.

“Tax” means:

(a) federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever;

(b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and

(c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

“Tax Claim” is defined in Section 6.8(d).

“Tax Return” is defined in Section 4.24.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.

“Units” is defined in Section 2.2(c).

“Wells” is defined in Section 2.2(b).

“WHT Carthage” means WHT Carthage LLC, a Delaware limited liability company.

“WHT Carthage Interests” means all of the issued and outstanding membership interests in WHT Carthage.

“WildHorse” is defined in the preamble to this Agreement.

“Working Interest” means, with respect to any Property, the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

(b) Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c) Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

(d) The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f) Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g) Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder.

(h) Any reference to “$” or “dollars” means United States Dollars.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Company Interests, in exchange for the Purchase Price.

Section 2.2 The Assets. As used herein, the term “Assets” means all of the Company Entities’ properties and assets, including their respective right, title and interest in, to and under the following:

(a) The oil, gas, and/or mineral leases described on Exhibit A, and any other oil, gas, and/or mineral lease on which any of the Assets are located, together with all interests (including carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests) in such leases or derived from such leases in or to any pools or units that include any lands covered by any such leases or that include any Wells, and all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units (the “Leases”);

(b) All existing oil and/or gas wells located on the lands covered by the Leases, including those wells (and possible well locations and exploratory prospects) specifically described in Exhibit B, together with all injection and disposal wells on such lands (the “Wells”);

(c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the Leases and/or the Wells and to the production of Hydrocarbons, if any, attributable to the Leases and/or the Wells (the “Units,” and, together with the Wells and Leases, the “Properties”);

(d) All production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities used in connection with the Properties, including the small diameter flowlines and field gathering system equipment described on Exhibit F (collectively, the “Facilities”);

(e) All Contracts, including those described in Exhibit C;

(f) All records, files, orders, maps, data, interpretations, seismic data, geological and geographic information, schedules, reports and logs that relate to the Properties’ seismic, engineering, geological, and geophysical data and other records and data relating to the Assets (the “Records”);

(g) All rights and benefits arising from or in connection with any Imbalances;

(h) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those identified on Schedule 2.2(g) (“Surface Rights”);

(i) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;

(j) All Hydrocarbon inventories produced from or attributable to the Properties that are in storage at the Effective Time, whether produced before, on or after the Effective Time;

(k) The Suspense Funds;

(l) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and

(m) All proceeds, accretions, and products of any of the foregoing.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price. In consideration for the conveyance of the Company Interests to Buyer, the Partnership shall pay to the Sellers at Closing $200,000,000 (the “Purchase Price”), as adjusted, if applicable, pursuant to Section 9.2, which Purchase Price shall be paid 50% to Tanos and 50% to WildHorse. Any other amounts to be paid by Buyer to the Sellers under this Agreement shall likewise be paid 50% to Tanos and 50% to WildHorse.

Section 3.2 Allocation of Purchase Price. The Parties agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit E (the “Allocation Schedule”). The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on the Allocation Schedule. The Parties agree (a) that the Allocated Values, as adjusted pursuant to this Agreement, shall be used by the Parties as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594, which the Parties shall timely file with the Internal Revenue Service (if required to be filed) and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating to be consistent with the agreed allocation.

ARTICLE 4

SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES

Except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 (the “Individual Seller Party Representations”), with respect to which each Seller Party individually represents and warrants to the Buyer the representations made therein as to itself only, the Seller Parties jointly and severally represent and warrant to the Buyer as follows:

Section 4.1 Organization and Standing. Each Seller Party is a limited liability company, duly organized, validily existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by such Seller Party of the transactions contemplated by this Agreement.

Section 4.2 Legal Power. Each Seller Party has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by such Seller Party at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not violate, or be in conflict with, any material provision of any Seller Party’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to such Seller Party.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance by each Seller Party of this Agreement (and all documents required to be executed and delivered by each Seller Party at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller Party. This Agreement constitutes (and, at Closing, such documents shall constitute) each Seller Party’s legal, valid and binding obligation, enforceable against such Seller Party in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 4.4 Liability for Broker’s Fees. No Seller Party has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which the Company or Buyer will have any responsibility.

Section 4.5 No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the Seller Parties’ Knowledge, threatened against any Seller Party by any third Person.

Section 4.6 No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) by each Seller Party do not and will not:

(a) Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which such Seller Party is a party or by which such Seller Party is bound (including the governing documents of such Seller Party); or

(b) Violate, conflict or constitute a breach of any Law by which such Seller Party or any of its assets is subject.

Section 4.7 Consents and Approvals. No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by any Seller Party of this Agreement (other than existing permits and other existing approvals).

Section 4.8 Fundamental Company Matters.

(a) Organization and Standing. Each Company Entity is duly formed, validly existing and in good standing under the Laws of the State of Delaware, the jurisdiction of its formation, and is duly qualified to carry on its business in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(b) Liability for Broker’s Fees. No Company Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which it or Buyer will have any responsibility.

(c) No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending with respect to any Company Entity, being contemplated by any Company Entity, or, to the Seller Parties’ Knowledge, threatened against any Company Entity by any third Person.

(d) No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) do not and will not:

(i) Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which any Company Entity is a party or by which any Company Entity or any Asset is bound (including the governing documents of any Company Entity);

(ii) Violate, conflict with or constitute a breach of any Law by which the Company or any of the Assets is bound, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any authorization or Permit that relates to the Company or the Assets; or

(iii) Result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting the Company Interests, any Company Entity or the Assets.

(e) Capitalization of the Company.

(i) The Company Interests are all of the issued and outstanding equity interests of the Company, and the WHT Carthage Interests are all of the issued and outstanding equity interests of WHT Carthage. The Company Interests and the WHT Carthage Interests (A) have been duly authorized, are validly issued and are fully paid and, except to the extent otherwise provided under Delaware Law, non-assessable, (B) were issued in conformity with the governing documents of the Company Entities and all applicable contracts or Laws, and (C) were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the governing documents of the Company Entities or any Contract to which any Company Entity is or was a party or by which it or any of the Assets is or was otherwise bound. There are no certificates representing any of the Company Interests or the WHT Carthage Interests. The Partnership has been provided with true and correct copies of the governing documents, minute books, membership interest certificate books, membership interest transfer books and equity ledgers of the Company Entities to the extent the same are in existence.

(ii) Except as set forth in the governing documents of the Company, there are no rights or Contracts (including options, warrants, calls and preemptive rights) obligating any Company Entity (A) to issue, sell, pledge, dispose of or encumber any equity interests of any Company Entity or any securities convertible, exercisable or exchangeable into equity interests of any Company Entity (excluding the obligation to pledge the Company Interests as collateral in connection with the Seller Credit Facilities, which obligation will be terminated at Closing), (B) to redeem, purchase or acquire in any manner any equity interests of any Company Entity or any securities that are convertible, exercisable or exchangeable into any equity interests of any Company Entity or (C) to make any dividend or distribution of any kind with respect to any equity interests of any Company Entity (or to allow any participation in the profits or appreciation in value of any Company Entity). There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation, or similar rights affecting any equity interests of any Company Entity or any securities that are convertible, exercisable or exchangeable into any equity interests of any Company Entity. Other than this Agreement, there are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any equity interests of any Company Entity or any securities that are convertible, exercisable or exchangeable into any equity interests of any Company Entity.

(f) Other Equity Interests and Joint Ventures. Other than the WHT Carthage Interests, the Company Entities (i) own no equity ownership rights in any business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust company, land trust, business trust, sole proprietorship, arrangement treated as a partnership for federal income tax purposes or other business entity or organization, and whether in the form of capital stock, ownership units, limited liability company interest, limited or general partnership interest or any other form of ownership and (ii) have no rights or interests in a joint venture or any similar business arrangement (except for joint operating agreements in the ordinary course of business).

(g) Title to Company Interests. The Sellers are the record and beneficial owners of the Company Interests, free and clear of all liens and encumbrances other than those arising under the Seller Credit Facilities and the governing documents of the Company. The Company Interests consist of a 50% membership interest owned by Tanos and a 50% membership interest owned by WildHorse. The Company is the record and beneficial owner of all of the WHT Carthage Interests, free and clear of all liens and encumbrances other than those arising under the Company Credit Agreement.

(h) The Assets. The Assets listed on Exhibits A, B and C or reflected in the detailed balance sheet included in the Financial Statements as of the Balance Sheet Date constitute all of the material assets of the Company Entities.

(i) Obligations. Except as set forth on Schedule 4.8(i), the Company Entities have no liabilities or obligations that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (it being understood that the unaudited financial statements included therein are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), other than those (a) shown on the balance sheet included in the Financial Statements as of the Balance Sheet Date or (b) incurred in the ordinary course of business since the Balance Sheet Date.

(j) Special Warranty of Title. Except for Permitted Encumbrances, the Company Entities will have at the Closing Defensible Title to the real property interests included in the Assets; provided, that such interest is warranted only to the extent of claims that arise by, through, or under a Company Entity.

Section 4.9 Litigation.

(a) No Company Entity nor any Seller Party has received a written claim or written demand notice that has not been resolved and that would materially and adversely affect a Company Entity;

(b) There are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to the Seller Parties’ Knowledge, threatened in writing against any Company Entity, any Seller Party or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to any Company Entity or the Assets or that would affect the Seller Parties’ ability to consummate the transactions contemplated by this Agreement, or materially and adversely affect the Company Entities; and

(c) There is no existing award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority that materially and adversely affects the Company Entities or the use, ownership, and/or operation of the Assets.

Section 4.10 Insurance. Schedule 4.10 sets forth a description of all policies of insurance to which any Company Entity is a party or under which any Company Entity is covered, including the types of liabilities covered thereby, the limits of the coverage and the deductible for which the Company Entities are responsible with respect to such insurance. Such insurance covers all of the Wells (except to the extent covered by insurance obtained for any Company Entity’s benefit by third party operators). None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and the Company Entities have not failed to give any notice or present any claim under such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as shown in Schedule 4.10, (i) there have been no claims under any such policies or binders or previously existing policies and, to the Seller Parties’ Knowledge, there has not occurred any event that might reasonably form the basis of any claim against or relating to any Company Entity that is covered by any such policies or binders with respect to which a claim has not been properly submitted thereunder and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received.

Section 4.11 No Liens. Except for Permitted Encumbrances, the Company Entities own the Assets free and clear of all liens and encumbrances.

Section 4.12 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against any Company Entity, any Seller Party or any Asset that would be reasonably expected to materially interfere with the Company Entities’ operation of the Assets or impair any Seller Party’s ability to consummate the transactions contemplated by this Agreement.

Section 4.13 Compliance with Law. The Company Entities are in compliance in all material respects with all Laws to which the Company Entities or their business, operations, agents, assets or properties are subject (including, all record keeping and reporting requirements thereof). To the Seller Parties’ Knowledge, the ownership and operation of the Non-Operated Assets is in material compliance with all applicable Laws. No Company Entity nor any Seller Party has received written notice of a material violation of any Law, or any judgment, decree or order of any court, applicable to the Company Entities’ business or operations that remains uncured, and that would, individually or in the aggregate, have a material adverse effect on the Company. The Company Entities have not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company Entities. For purposes of this Section 4.13, Seller Parties’ Knowledge shall be deemed not to include the officers of MRD in their capacities as such. Notwithstanding anything to the contrary contained herein, the use of the words Law or Laws in this Section 4.13 does not include Environmental Laws, which are covered exclusively by Section 4.27.

Section 4.14 Rights to Production. Except with respect to Imbalances or as set forth on Schedule 4.14, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Company-Operated Assets that is not terminable without penalty on less than three months’ notice.

Section 4.15 Take-or-Pay Arrangements. With respect to the Company-Operated Assets, the Company Entities have not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that any Company Entity will be obligated to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.

Section 4.16 Material Agreements. All Material Agreements are listed on Exhibit C. Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms. No Company Entity is and, to the Seller Parties’ Knowledge, no other party is, in breach of any Material Agreement. No Company Entity nor any Seller Party has received or delivered notice of a default or breach with respect to any Material Agreement. Prior to the date of this Agreement, the Company has made available to Buyer or its representatives true and complete copies of each Material Agreement and all amendments and other modifications thereto. With respect to each Company Derivative listed on Exhibit C, Exhibit C describes such Company Derivative with a listing of the “contract references” by counterparty for each of the confirms to which any Company Entity is currently a party.

Section 4.17 Compliance With Leases. The Company Entities are in compliance in all material respects with the Leases, including all express and implied covenants thereunder, and no written demands or notices of default or non-compliance have been issued to or received by the Company Entities or any Seller Party. Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which any Company Entity is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

Section 4.18 Payouts. No Wells are subject to a revision or other adjustment at some level of cost recovery or payout other than as expressly set forth on Exhibit B.

Section 4.19 Non-Consent Operations. No Company Entity has elected not to participate in any operation or activity proposed with respect to any Asset which could result in any of the Company Entities’ interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

Section 4.20 Royalties and Rentals. All bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, with respect to the Company-Operated Assets (and, to the Seller Parties’ Knowledge, with respect to the Non-Operated Assets) have been timely paid in accordance with applicable Leases and Laws.

Section 4.21 Permits. The Company Entities have maintained and are maintaining all material Permits necessary to operate their businesses as currently conducted. The Company-Operated Assets (and, to the Seller Parties’ Knowledge, the Non-Operated Assets) are in material compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. For purposes of this Section 4.21, Seller Parties’ Knowledge shall be deemed not to include the officers of MRD in their capacities as such. The Company Entities have all Permits necessary to operate the Assets in all material respects as currently conducted. No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (a) restrictions of such a nature as may limit any of the operations of the Company Entities as historically conducted or (b) material fines, costs, or penalties under any Permit. For purposes of this Section 4.21, the permits referred to may include permits held in the name of Affiliate operators acting on behalf of Company Entities.

Section 4.22 Imbalances. Except as set forth on Schedule 4.22, as of the Effective Date and the date of this Agreement there were and are no Imbalances attributable to the Company-Operated Assets. To the Seller Parties’ Knowledge, no Company Entity nor any Seller Party has received a notice from an applicable operator relating to any of the Assets that an Imbalance constitutes all of the Company Entities’ share of ultimately recoverable reserves in any balancing area.

Section 4.23 Preferential Rights and Transfer Requirements. Except as set forth on Schedule 4.23, there are no Preferential Rights or Transfer Requirements attributable or with respect to any of the Assets.

Section 4.24 Taxes and Assessments.

(a) Each material tax return, declaration, report, claim for refund or information return or statement relating to Taxes (a “Tax Return”), including any schedule or attachment thereto and including any amendment thereof, required to be filed by or with respect to the Company Entities has been timely and properly filed and all Taxes owed by or with respect to the Company Entities have been timely and properly paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(b) No Company Entity nor any Seller Party has received written notice of any pending claim against (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to any Company Entity or the Assets.

(c) Neither the Company nor any Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

(d) There are no Tax liens on any of the Assets except for Permitted Encumbrances.

(e) No Company Entity is subject to any Liability for Taxes under Treasury Regulation § 1.1502-6 (or any similar provision of state or local Law) or as an indemnitor, successor or transferee of any other Person, by contract or operation of Law.

(f) The Company is, and has at all times since its formation been, properly treated as a partnership for U.S. federal income tax purposes. WHT Carthage is, and has at all times since its formation been, properly treated as “disregarded as an entity separate from its owner” for U.S. federal income tax purposes.

(g) All Assets, other than intangible assets, have been properly listed and described on the property tax rolls in the jurisdictions in which such listing and description is required for all periods prior to the Closing Date, and no portion of the Assets constitutes omitted property for property tax purposes.

(h) Schedule 4.24 contains a list of all jurisdictions (A) in which any Company Entity is required to file a Tax Return, or (B) to which any Tax is properly payable by a Company Entity, and no jurisdiction in which any Company Entity has not filed a specific Tax Return has asserted that such Company Entity is required to file such Tax Return in such jurisdiction.

(i) Each Company Entity has complied in all respects with all Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all required amounts.

Section 4.25 Wells and Facilities. Except as set forth on Schedule 4.25, with respect to the Company-Operated Assets (and, to the Seller Parties’ Knowledge, with respect to the Non-Operated Assets):

(a) All Wells drilled by any Company Entity or by any Seller (and, to the Seller Parties’ Knowledge, all other Wells) have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b) No Well is subject to penalties on allowables due to overproduction or any other violation of Law;

(c) There are no Wells or other Facilities located on the Company-Operated Assets (or, to the Seller Parties’ Knowledge, on the Non-Operated Assets) that (i) any Company Entity (or the operator, in the case of a Non-Operated Asset) is currently obligated by any Law or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;

(d) to the Seller Parties’ Knowledge, all currently producing Wells and Facilities are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;

(e) The Facilities include all equipment necessary for the operation of the Company-Operated Assets in the ordinary course as currently operated by the Company;

(f) The applicable Company Entity has all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Facilities in the ordinary course of business as currently conducted and in compliance with all applicable Laws; and

(g) Exhibit B contains a list of all inactive wells located on the Company-Operated Assets.

Section 4.26 Outstanding Capital Commitments.

(a) As of the date of this Agreement, there are no outstanding AFEs that are binding on the Assets and that any Seller Party reasonably anticipates will individually require expenditures by the Company or its successors in interest from and after the Effective Time in excess of $25,000, other than as shown on Schedule 4.26(a).

(b) There are no Leases that (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of a Company Entity within 60 days after the Closing Date.

Section 4.27 Environmental Matters.

(a) No Company Entity nor any Seller Party has received any written notice of violation of any Environmental Law relating to any Company Entity or the Assets where such violation has not been cured or otherwise remedied;

(b) There has been no disposal since April 8, 2011 offsite from the Assets by any Company Entity or (to Seller Parties’ Knowledge) any of their contractors of any Hazardous Materials other than in accordance with Environmental Laws;

(c) The Seller Parties have made available for review by Buyer and its representatives all documents and correspondence in the Company Entities’ or the Seller Parties’ possession pertaining to potentially material environmental Obligations associated with the Assets;

(d) To the Seller Parties’ Knowledge, no Company Entity is in violation of any Environmental Law;

(e) To the Seller Parties’ Knowledge, there has been no release since April 8, 2011 into the environment of any Hazardous Material that could reasonably be expected to cause any Company Entity or any Asset to be subject to a material remediation obligation pursuant to Environmental Laws;

(f) To the Seller Parties’ Knowledge, since April 8, 2011, the Company Entities have maintained all material Permits required under Environmental Law with respect to the Assets; and

(g) To the Seller Parties’ Knowledge, no event has occurred which permits, or after the giving of notice or lapse of time or both, would permit, the revocation or termination of any Permit required under Environmental Law.

Section 4.28 Conflicts Committee Information. The estimates and projections (including those contained in the internal reserve report) provided to the Conflicts Committee by the Seller Parties as part of the Conflicts Committee’s review of the transactions contemplated by this Agreement were prepared and delivered in good faith, have a reasonable basis, and are consistent with the Seller Parties’ current expectations regarding the Company Entities and the Assets. To the extent such information relates to the periods during which the Company Entities owned such Assets, to Seller Parties’ Knowledge, the historical and current information (including that contained in the internal reserve report) relating to the Assets provided to the Conflicts Committee are correct in all material respects for the respective periods in which the Company Entities owned such Assets, and are derived from the Seller Parties’ books and records. All historical and current information relating to the Company Entities and/or the Assets provided to the Conflicts Committee was provided in good faith.

Section 4.29 Financial Statements. The Seller Parties have delivered to Buyer true and complete copies of (a) the audited consolidated financial statements of the Company Entities for the year ended December 31, 2011, including the consolidated balance sheet of the Company Entities as of December 31, 2011, and (b) the unaudited consolidated financial statements of the Company Entities for the year ended December 31, 2012 (the “Balance Sheet Date”), including the consolidated balance sheet of the Company Entities as of the Balance Sheet Date (collectively, as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and regulations of the SEC and present fairly in all material respects the financial position, results of operations, cash flows and change in equity of the Company Entities as of and for the periods presented.

Section 4.30 Indebtedness.

(a) Except as otherwise included in the Financial Statements, Schedule 4.30 sets forth a complete and correct list of all Indebtedness of the Company Entities as of the date of this Agreement. With respect to each item of Indebtedness, no Company Entity is in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by any Company Entity under any item of Indebtedness. No Company Entity has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. No Company Entity has guaranteed, or is responsible or liable for, any Indebtedness of any other Person.

(b) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any liability of any Company Entity to any current, former, or alleged member in such Person’s capacity (or alleged capacity) as a member of a Company Entity. No Company Entity is or ever has been a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.31 Absence of Certain Changes and Events. Except as set forth in Schedule 4.31, since the Balance Sheet Date, the business of the Company Entities has been conducted only in the ordinary course of business and there has not been any:

(a) Distribution or payment of any cash or other assets of the Company to its members or any of their Affiliates;

(b) Discharge or satisfaction of any lien, or payment of any Obligations other than in the ordinary course of business, or failure to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss;

(c) Cancellation or waiver of any claims or rights with a value to any Company Entity in excess of $25,000;

(d) Change in the bookkeeping or accounting methods or principles or Tax reporting principles used by any Company Entity;

(e) Election or rescission of any election relating to Taxes or settlement or compromise of any claim relating to Taxes;

(f) Merger or consolidation of any Company Entity with any other Person, or acquisition or disposition of any equity interests or business of any other Person;

(g) Instituting or settlement of any material legal actions, suits or other legal proceedings of any Company Entity; or

(h) Entry into any contract (other than this Agreement and any document delivered pursuant to or expressly permitted under this Agreement) or agreement by any Company Entity to do any of the foregoing.

Section 4.32 Employee Matters. No Company Entity has, or has ever had any, employees.

Section 4.33 Employee Benefit Plans. There are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) under which any Company Entity has or in the future could have, directly or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any Obligation with respect to any commonly controlled entity’s current or former employees.

Section 4.34 Affiliate Transactions. Except as set forth in Schedule 4.34:

(a) There are no powers of attorney outstanding by any Company Entity in favor of any other Person;

(b) Since the Balance Sheet Date, there has not been paid or been committed to be paid to or for the benefit of any of the managers, directors, officers, agents, employees, consultants or representatives of any Affiliate of the Company anything other than amounts paid in accordance with a Material Agreement set forth on Exhibit C.

(c) There are no services and assets owned, licensed to or otherwise held by any Affiliate of the Company, that are or were made available or provided to or used by any Company Entity within the one-year period prior to the date of this Agreement or which may be required to operate the business of any Company Entity from and after the Closing Date consistent with past practices in the preceding year.

(d) Except as set forth in Schedule 4.34(d), (i) no Company Entity is obligated to pay currently or in the future any amounts to any Seller or any Affiliate thereof for services rendered to any Company Entity, and no Seller or any Affiliate thereof is obligated to pay currently or in the future any amounts to any Company Entity and (ii) since the Balance Sheet Date, no Company Entity has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, any Seller or Affiliate thereof or any manager, director, officer, shareholder, member or partner thereof and no Company Entity has sold, transferred or leased any real or personal property to any Seller or any Affiliate thereof.

Section 4.35 Internal Accounting Controls. The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance (consistent with standards and practices of similarly situated privately-held companies) that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE 5

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Seller Parties as follows:

Section 5.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

Section 5.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) shall not violate, or be in conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby (and thereby), have been duly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 5.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any Seller Party shall have any responsibility whatsoever.

Section 5.5 Litigation. There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.6 Securities Law, Access to Data and Information. Buyer is familiar with the Company Interests and the Assets, is a knowledgeable, experienced and sophisticated investor in the oil and gas business, and is an “accredited investor” as such term is defined in Regulation D of the Securities Act. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Company Interests. Buyer acknowledges that the Company Interests may be deemed to be “securities” under the Securities Act and certain applicable State securities or Blue Sky laws, and that resales thereof may therefore be subject to the registration requirements of such acts. The Company Interests are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities Laws.

ARTICLE 6

COVENANTS AND AGREEMENTS

Section 6.1 Covenants and Agreements of the Seller Parties. The Seller Parties covenant and agree with Buyer as follows:

(a) Access to Records; Physical Access to the Leases and Wells. From the date of this Agreement to the Closing, the Sellers will and will cause the Company Entities to:

(i) Make the Records available to Buyer and its representatives for inspection and review at a Seller Party’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third Persons, the Seller Parties will assist Buyer in its efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of a Company Entity or a Seller Party to a third Person. If disclosure or access is prohibited, the Seller Parties shall, and shall cause the Company Entities to, use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and shall provide Buyer with as much information or access concerning the matter as is possible while still complying with applicable Laws and the Seller Parties’ and the Company Entities’ obligations; provided that neither any Company Entity nor any Seller Party shall be required to make any payments for the benefit of any third Person in order to do so.

(ii) To the extent Sellers have the legal authority to do so, grant Buyer, during reasonable business hours, physical access to the Properties to allow Buyer to conduct, at Buyer’s sole risk and expense, on site inspections and environmental assessments of the Properties. In connection with any such on site inspections, Buyer agrees not to unreasonably and materially interfere with the normal operation of the Properties and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepare an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential, unless disclosure is required pursuant to applicable Law, and to furnish copies thereof to the Seller Parties. IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY THE SELLER PARTIES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, LIMITED PARTNERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING THE CONCURRENT NEGLIGENCE OF ANY SELLER PARTY AND ITS CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

(b) Operation of the Assets. From the date of this Agreement to the Closing, the Sellers will cause each Company Entity to:

(i) Maintain the Company-Operated Assets and operate the Company-Operated Assets as a reasonably prudent operator in the ordinary course of business;

(ii) Pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Assets;

(iii) Pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar taxes, and other payments incurred with respect to the Assets except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case the Company shall notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(iv) Comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets;

(v) Maintain the personal property comprising part of the Company-Operated Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(vi) Keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets;

(vii) Notify Buyer of ongoing activities and major capital expenditures with respect to the Company-Operated Assets in excess of $25,000 per activity or expenditure, net to the interest constituting part of the Assets, other than recompletions and other Capital Projects (which in all cases are deemed approved by Buyer);

(viii) Use commercially reasonable efforts to preserve intact its present business organization and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing;

(ix) Keep and maintain accurate books, records and accounts;

(x) Maintain in full force and effect existing insurance policies and binders subject only to variations required by the ordinary course of business, or else will obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing;

(xi) Pay all Taxes imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon;

(xii) Pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) which are not the subject of a bona fide dispute when they become due and payable in accordance with their terms;

(xiii) Comply with and enforce the provisions of the Material Contracts, including paying when due all Indebtedness, payables, rentals, royalties, expenses and other liabilities relating to its business or Assets which are not the subject of a bona fide dispute; and

(xiv) At all times preserve and keep in full force and effect its corporate existence.

(c) Restriction on Operations. From the date of this Agreement to the Closing, each Seller Party shall not, and shall not permit any Company Entity to, without Buyer’s consent (which shall not be unreasonably withheld):

(i) Take any action that would cause its representations or warranties under this Agreement to be materially incorrect (or with respect to representations and warranties qualified by materiality or material adverse effect, incorrect in any respect) as of the Closing Date;

(ii) Abandon any Company-Operated Asset (except any Leases, after the expiration of its primary term if not capable of producing in paying quantities);

(iii) Commence, propose, or agree to participate in any single operation with respect to any of the Properties with an anticipated net cost with respect to the Assets of greater than $25,000, except for emergency operations, operations required under presently existing contractual obligations disclosed pursuant to Section 4.26 and ongoing commitments under existing AFEs disclosed pursuant to Section 4.26;

(iv) Enter into, terminate, cancel, or materially amend or modify any Material Agreement or Lease, or enter into any new farmout, farmin or other similar contract affecting any Asset;

(v) Make any change to a division order, revenue deck or expense deck relating to any Company-Operated Asset that causes the Net Revenue Interest or Working Interest in such Asset to differ from that set forth for such Property on Exhibit B;

(vi) Make any other material change to a division order, revenue deck or expense deck relating to any Company-Operated Asset without written notice to Buyer (for such purposes, a customary change to the ownership of an individual interest arising from a transfer by sale, gift or death shall not constitute a material change);

(vii) Make any written or oral agreement allowing for the use of land covered by the Leases or the Units for mining purposes;

(viii) Sell, lease, encumber or otherwise dispose of all or any part of the Assets (other than replacement of equipment and sales of Hydrocarbons in the ordinary course of business);

(ix) Permit the lapse of any insurance now in force with respect to the Assets,

(x) Grant or create any preferential right to purchase, right of first negotiation, right of first purchase, Transfer Restriction or similar right, obligation or requirement with respect to any Asset;

(xi) Declare, set aside or pay any dividend or distribution, whether in cash, membership interests or property (or any combination thereof); issue, sell, purchase, redeem or otherwise acquire any membership interests or other equity interests of the Company or issue any option, warrant or right relating to its membership interests or other equity interests or any securities convertible into or exchangeable for any membership interests or other equity interests;

(xii) Liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize any Company Entity or make any other change in the capitalization of any Company Entity;

(xiii) Split, combine or reclassify any of the Company’s membership interests or other outstanding equity interests;

(xiv) Enter into, or otherwise become a party to, any contract relating to the voting, registration or transfer of any membership interests or other equity interests of any Company Entity;

(xv) Create, incur or assume any Indebtedness (excluding borrowings under the Company Credit Facility in the ordinary course of business) or guarantee any such Indebtedness or create, incur or permit to exist any lien or encumbrance other than Permitted Encumbrances;

(xvi) Solely with respect to the Company Entities, enter into any transaction with any Seller Party or Affiliate thereof;

(xvii) Amend or otherwise modify any Company Entity’s governing documents; or

(xviii) Agree to do any of the foregoing.

(d) Marketing Contracts. Except for amendments made in the ordinary course of business adding additional wells or production to existing marketing contracts, unless Sellers obtain the prior written consent of Buyer to act otherwise, Sellers shall not permit any Company Entity to enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons produced from the Company-Operated Assets for a term beyond May 17, 2013.

Section 6.2 Enforcement of Third Party Provisions. From the date of this Agreement to the Closing, the Sellers will cause each Company Entity to, at Buyer’s request, use reasonable efforts to enforce all of its rights against third Persons under any warranties, guarantees or indemnities given by such third Persons.

Section 6.3 Confidentiality.

(a) All data and information, whether written or oral, obtained from any Seller Party or the Company Entities in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from any Seller Party or the Company Entities in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing, except as required by Law, Buyer and its respective officers, agents and representatives shall hold in strict confidence all Information, except any Information which:

(i) At the time of disclosure by a Seller Party or a Company Entity is in the public domain;

(ii) After disclosure by a Seller Party or a Company Entity becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer;

(iii) Buyer can establish was rightfully in its possession at the time of disclosure by a Seller Party or a Company Entity;

(iv) Buyer rightfully received from third Persons free of any obligation of confidence; or

(v) Is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or

(b) Return of Information. If Closing does not occur and this Agreement is terminated, if any Seller so requests at any time, Buyer shall: (i) return to Sellers all copies of the Information in their possession obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 6.3; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 6.3 shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that Sellers shall not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.3. In such event, Sellers shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3, or to obtain specific enforcement of such terms.

Section 6.4 SEC Matters. Sellers acknowledge that the Partnership may be required to include financial statements relating to the Company Entities (“SEC Financial Statements”) in documents filed with the SEC by the Partnership pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, the Seller Parties shall cooperate with Buyer, and provide Buyer reasonable access to such records (to the extent such information is available) and personnel of the Seller Parties as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any SEC Financial Statements that Buyer deems necessary. The Seller Parties hereby consent to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request of Buyer, Sellers shall use commercially reasonable efforts to cause the external audit firm that audits the SEC Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document. Sellers shall provide Buyer and its independent accountants with access to (i) any audit work papers of Sellers’ independent accountants and (ii) any management representation letters provided by Sellers to Sellers’ independent accountants.

Section 6.5 Casualty or Condemnation Loss.

(a) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the loss as a result of such Casualty Loss individually or in the aggregate exceeds 1% of the unadjusted Purchase Price, Sellers shall have the option to exclude the affected Asset from the transaction contemplated by this Agreement and reduce the Purchase Price by the aggregate Allocated Value of such excluded Assets. If Sellers opt to exclude any such Asset (collectively, the “Retained Assets”), Sellers shall cause the applicable Company Entity to assign such Retained Assets to the applicable Seller before Closing. If Sellers elect not to elect the option to exclude the affected Asset, Buyer shall, at Sellers’ election, nevertheless be required to close, and Sellers shall elect, by written notice to Buyer prior to Closing, (i) either (A) in the case of fire or other casualty, to cause the Assets affected by any Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers’ sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), or (B) to indemnify Buyer and the Company in a manner reasonably acceptable to Buyer against any Losses that Buyer or the Company reasonably incurs to repair the Assets subject to any Casualty Loss. In the case of condemnation or eminent domain, the Parties shall work together in good faith to reduce the Purchase Price by an amount equal to the Allocated Value (or applicable portion thereof) of the Assets (or portion thereof) taken in condemnation or under right of eminent domain. In each case, the Company shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets experiences a Casualty Loss, and the loss as a result of such Casualty Loss individually or in the aggregate is 1% or less of the unadjusted Purchase Price, Buyer shall nevertheless be required to close and Sellers shall, at Closing, pay to Buyer all sums (if any) paid to Sellers by third Persons by reason of such Casualty Loss and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third Persons arising out of the Casualty Loss.

Section 6.6 Further Assurances. Each Party shall (and, where applicable, shall cause the Company Entities to) use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated hereby, and to ensure that all of the conditions to its respective obligations contained in Article 7 or Article 8, as applicable, are satisfied as soon as reasonably practicable.

Section 6.7 Intercompany Accounts and Affiliate Transactions.

(a) At or prior to the Closing, the Seller Parties shall cause to be settled, repaid or canceled all intercompany accounts that are unpaid as of the Closing Date between any Company Entity, on the one hand, and the Sellers or any of their Affiliates, on the other hand, in each case at no cost to the Company Entity.

(b) At or prior to the Closing, the Seller Parties shall have caused to be terminated, at no cost to and without creating any Obligations for the Company Entity, all contracts between any Company Entity, on the one hand, and the Sellers or any of their Affiliates, on the other hand.

Section 6.8 Tax Matters.

(a) Tax and Tax Return Responsibilities.

(i) Except as otherwise provided herein, each Party shall bear all Taxes imposed on it as a result of the transactions contemplated by this Agreement. Each Party shall timely file, to the extent required by or permissible under applicable Law, all Tax Returns and other documentation with respect to any such Taxes.

(ii) The Seller Parties shall prepare or cause to be prepared the Company Entities’ U.S. federal and state income Tax Returns for all periods ending before the Closing Date.

(iii) The Partnership shall prepare or cause to be prepared all Tax Returns of the Company for all Straddle Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing, which shall be at least 10 days prior to the due date for filing any such Straddle Tax Return, the Partnership shall deliver a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to the Seller Parties for their review and reasonable comment. The Partnership will cause each such Straddle Tax Return (as revised to incorporate the Seller Parties’ reasonable comments) to be timely filed and will provide a copy to the Seller Parties. At least five days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, the Seller Parties shall pay to the Partnership the amount of any Taxes with respect to such Straddle Tax Return that are attributable (as determined below) to periods prior to the Balance Sheet Date to the extent such Taxes were not included as a liability on the balance sheet as of the Balance Sheet Date delivered as part of the Financial Statements.

(iv) For purposes of the foregoing, the following provisions shall apply:

(A) In the case of any Tax that is based on income, sales, revenue, production or similar items, and that pertains or is attributable to any period that includes (but does not end on) the Balance Sheet Date, the amount of such Tax attributable to the period prior to the Balance Sheet Date shall be determined based on an interim closing of the books as of the close of business on the Balance Sheet Date.

(B) In the case of any other Tax, including real property, personal property, ad valorem and similar Taxes, attributable to any period that includes (but does not end on) the Balance Sheet Date, the amount of such Tax attributable to the period prior to the Balance Sheet Date shall be the amount of such Tax multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the Balance Sheet Date and the denominator of which is the total number of days in such period.

(b) Each Party shall use commercially reasonable efforts to cooperate fully with the other Party, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, in connection with the filing of Tax Returns and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all of its books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority.

(c) All sales, use or other Taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the transfer to Buyer undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

(d) If notice of any audit, examination or other proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either Party for which the other Party may be reasonably expected to be liable pursuant to Article 11, the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under Article 11, except to the extent the other Party is actually and materially prejudiced thereby.

ARTICLE 7

SELLER PARTIES’ CONDITIONS TO CLOSE

The obligations of the Seller Parties to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment at or prior to the Closing of each of the following conditions:

Section 7.1 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect) as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date.

Section 7.2 Performance. Buyer shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Seller or its Affiliate.

Section 7.4 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Seller all closing deliverables described in Section 9.5.

Section 7.5 Casualty Losses. The aggregate Casualty Losses since the Balance Sheet Date shall be less than 20% of the Purchase Price, prior to any adjustments thereto.

Section 7.6 Credit Facility Matters. Simultaneously with the Closing (a) the Sellers shall have received all necessary consents (and lien releases and/or terminations with respect to the Company Interests) under the Seller Credit Facilities, (b) the Company Credit Facility shall have been repaid in full and the administrative agent thereunder shall have deliver to Buyer (in form and substance reasonably acceptable to Buyer) releases and/or terminations, as applicable, of all mortgages and security interests relating to the Company Credit Facility and/or the Assets, and (c) the Company shall have received all necessary consents with respect to the Company Derivatives (at the Sellers’ expense).

ARTICLE 8

BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment at or prior to the Closing of each of the following conditions:

Section 8.1 Representations. The representations and warranties of the Seller Parties herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which need only be true and correct as of such date.

Section 8.2 Performance. Each Seller Party shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.

Section 8.4 Execution and Delivery of the Closing Documents. The Seller Parties shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Buyer all closing documents described in Section 9.4.

Section 8.5 Casualty Losses. The aggregate Casualty Losses shall be less than 20% of the unadjusted Purchase Price.

Section 8.6 Credit Facility and Derivative Matters. Simultaneously with the Closing (a) the Sellers shall have received all necessary consents (and lien releases and/or terminations with respect to the Company Interests) under the Seller Credit Facilities, (b) the Company Credit Facility shall have been repaid in full and the administrative agent thereunder shall have deliver to Buyer (in form and substance reasonably acceptable to Buyer) releases and/or terminations, as applicable, of all mortgages and security interests relating to the Company Credit Facility and/or the Assets, and (c) the Company shall have received all necessary consents with respect to the Company Derivatives.

ARTICLE 9

THE CLOSING

Section 9.1 Time and Place of the Closing. If the conditions referred to in Article 7 and Article 8 have been satisfied or waived in writing, and subject to any extensions provided for herein, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., whose address is 1111 Louisiana, 44th Floor, Houston, TX 77002, at 10:00 a.m. Houston, Texas time two Business Days after all such conditions have been satisfied or waived, or if all such conditions have not been satisfied or waived by that date, then on such other date that is mutually agreed by the Parties (the “Closing Date”).

Section 9.2 Adjustments to Purchase Price at the Closing.

(a) All adjustments to the Purchase Price shall be made (i) according to the provisions set forth in this Agreement, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(b) At the Closing, the Purchase Price shall be decreased by the aggregate amount of:

(i) Any distributions or payments of cash or other assets of the Company to its members or any of their Affiliates between the Effective Time and the Closing Date, other than those described on Schedule 4.31; and

(ii) Any expenses paid or incurred by any Company Entity between the Effective Time and the Closing Date related to, or arising from, this Agreement or the transactions contemplated by this Agreement (including any fees associated with the novations of commodity and interest rate hedges and the termination of the credit agreement, including legal fees).

(c) The adjustments described in this Section 9.2 are hereinafter referred to as the “Purchase Price Adjustments.”

Section 9.3 Closing Statement; Post-Closing Adjustment.

(a) At least five Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments, based upon the best information available to Sellers (the “Statement”). At the Closing, the Partnership shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

(b) As soon as reasonably practicable after the Closing but not later than the 75th day following the Closing Date, Sellers shall prepare and deliver to Buyer a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 9.2, based on the most recent actual figures for each adjustment. Sellers shall make such reasonable documentation as is in Sellers’ possession available to support the final figures. As soon as reasonably practicable, but not later than the 30th day following receipt of such statement from Sellers, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made to such statement. If Buyer does not deliver such report to Sellers on or before the end of such 30 day period, Buyer shall be deemed to have agreed with Sellers’ statement, and such statement shall become binding upon the Parties.

(c) The Parties shall undertake to agree on the final statement of the Purchase Price no later than 60 days after delivery of Sellers’ statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting

Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.3. The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Sellers and Buyer shall each bear their own legal fees and other costs of presenting its case. Sellers shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten days after the earlier of (i) the expiration of Buyer’s 30 day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, Buyer shall pay to Sellers the amount by which the Purchase Price exceeds the amount paid pursuant to Section 9.3(a) or Sellers shall pay to Buyer the amount by which the amount paid pursuant to Section 9.3(a) exceeds the Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.3 shall bear interest from the Closing Date to the date of payment at the lesser of (x) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the last Business Day prior to the Effective Date plus 3% and (y) the maximum rate allowed by applicable Law.

Section 9.4 Actions of the Seller Parties at the Closing. At the Closing, the Seller Parties shall, and shall cause the Company to, as applicable:

(a) execute, acknowledge and deliver to Buyer counterparts of the Membership Interest Assignment;

(b) execute and deliver to Buyer an affidavit attesting to the non-foreign status of each of the Sellers in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);

(c) deliver to Buyer a certificate, duly executed by an authorized officer of each Seller Party, certifying on behalf of such Seller Party that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled;

(d) deliver to Buyer duly executed and acknowledged releases and terminations of any financing statements and other encumbrances and interests burdening the Company Interests or the Assets in favor of the administrative agents under the Seller Credit Facilities;

(e) deliver duly executed resignations from the officers and directors of the Company and mutual releases of liability, all in a form reasonably acceptable to the Parties;

(f) cause WildHorse to deliver to the Company a duly executed transition services agreement between WildHorse and the Company, in a form mutually agreeable to the Parties;

(g) cause WildHorse and Tanos each to deliver to the Company a duly executed non-compete agreement between such Seller and the Company, in a form mutually agreeable to the Parties; and

(h) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.5 Actions of Buyer and the Partnership at the Closing. At the Closing, Buyer and the Partnership, as appropriate, shall:

(a) deliver to the Sellers the Purchase Price by wire transfer to accounts designated in writing by the Sellers;

(b) execute, acknowledge and deliver to the Sellers counterparts of the Membership Interest Assignment;

(c) cause the Company to deliver to WildHorse a duly executed transition services agreement between WildHorse and the Company, in a form mutually agreeable to the Parties

(d) cause the Company to execute and deliver the non-compete agreements delivered pursuant to Section 9.4(g);

(e) deliver to the Sellers a certificate, duly executed by an authorized officer of the general partner of the Partnership, certifying on behalf of Buyer that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled; and

(f) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE 10

TERMINATION

Section 10.1 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Sellers or Buyer after April 30, 2013 if the Closing shall not have occurred on or before such date; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this clause (b) if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect;

(c) by either Sellers or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(d) by either Sellers or Buyer if the other is in material breach of this Agreement, has received notice of such breach by the asserting Party and has not cured such breach on or before April 30, 2013, unless such breach has been waived by the asserting Party; or

(e) by either Sellers or Buyer after April 30, 2013 if the Closing shall not have occurred on or before such date, if both Parties are at such time in material breach of this Agreement or if neither Party has at such time satisfied their respective conditions of the other Party to close.

Section 10.2 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 10.1, then except as set forth in Section 6.3, Article 1 and Article 13, this Agreement shall be null and void.

ARTICLE 11

OBLIGATIONS AND INDEMNIFICATION

Section 11.1 Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:

(a) Buyer’s breach of any covenant or agreement made by Buyer in this Agreement;

(b) The breach of any representation or warranty made by Buyer in Article 5 or any representation with respect thereto in the certificate delivered pursuant to Section 9.5(e); or

(c) Any Covered Environmental Losses described on Schedule 11.1(c).

Section 11.2 Seller Parties’ Indemnification. Provided that the Closing occurs and subject to the other provisions of this Article 11, the Seller Parties shall jointly and severally release, defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses arising out of or relating to:

(a) Any Seller Party’s breach of any covenant or agreement made by such Seller Party in this Agreement;

(b) The breach of any of the Fundamental Representations or any representation with respect thereto in the certificate delivered pursuant to Section 9.4(c);

(c) The breach of any other (non-Fundamental Representations) representation or warranty made by the Seller Parties in Article 4 (other than Section 4.8(j)) or any representation with respect thereto in the certificate delivered pursuant to Section 9.4(c);

(d) The breach of any representation or warranty made by the Seller Parties in Section 4.8(j) or any representation with respect thereto in the certificate delivered pursuant to Section 9.4(c);

(e) Except for Covered Environmental Losses described on Schedule 11.1(c), any Covered Environmental Losses suffered or incurred by any Company Entity or Buyer;

(f) Any liability to third parties for personal injury or death to the extent occurring before the Closing Date as a result of the ownership and/or operation of the Assets, or any obligations arising under the Material Agreements to the extent attributable to the period prior to the Closing Date; or

(g) Any and all liabilities and obligations (whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise) relating to the ownership and/or operation of the Retained Assets, whether before or after Closing.

Notwithstanding the foregoing, no Seller Party shall be obligated to indemnify, defend or hold harmless the Buyer Indemnitees for Losses arising from any breach by any other Seller Party of any Individual Seller Party Representation.

Section 11.3 Limitations for Seller Parties’ Indemnification.

(a) Time Limitations. Notwithstanding anything to the contrary herein:

(i) The Seller Parties’ indemnification obligations under Section 11.2(b) and Section 11.2(c) shall only apply with respect to any breach of any representation or warranty if Buyer has provided Seller with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to Section 12.3; and

(ii) The Seller Parties’ indemnification obligations under Sections 11.2(d), (e) and (f) shall only apply to any claim thereunder if Buyer has provided Seller with written notice claiming indemnification for such claim on or before 9 months after the Closing Date.

(b) Deductible. Notwithstanding anything to the contrary herein, no claim may be made against the Seller Parties for indemnification under Section 11.2(c) until the aggregate dollar amount of the Material Losses suffered or incurred by Buyer for which Buyer would otherwise be entitled to indemnification thereunder exceeds 2% of the unadjusted Purchase Price; after such time Buyer shall be liable to the extent and only to the extent that the aggregate amount of such Material Losses exceeds 2% of the unadjusted Purchase Price. The term “Material Losses” means only those Losses that exceed $25,000.

(c) Cap. Notwithstanding anything to the contrary herein, the Seller Parties’ aggregate liability under Section 11.2(c) shall not exceed 20% of the unadjusted Purchase Price.

(d) Notwithstanding anything to the contrary in this Agreement, any representation or warranty in Article 4 or Article 5 that is qualified by terms such as “material”, “materiality”, “material adverse effect”, or “in any material respect” or similar qualifying language shall be deemed not to be so qualified for purposes of indemnification pursuant to this Section 11.2. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

Section 11.4 Notices and Defense of Indemnified Matters.

(a) Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article 11 agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article 11, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article 11 (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article 11, including the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.

(c) The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article 11, including the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying

Parties of any files, records or other information of the Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 11.4. In no event shall the obligation of the Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 11; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Parties as a result of such claim and (ii) all amounts recovered by the Indemnified Parties under contractual indemnities from third parties. The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties. To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.

ARTICLE 12

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 12.1 Disclaimers of Representations and Warranties. The express representations and warranties of the Seller Parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES IN THIS AGREEMENT, THE PARTNERSHIP ACKNOWLEDGES THAT THE SELLER PARTIES AND THEIR REPRESENTATIVES HAVE NOT MADE, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO:

(a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;

(b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER PARTY; AND

(c) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, THE SELLER PARTIES EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO THE SELLER PARTIES THAT BUYER SHALL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. THE SELLER PARTIES AND BUYER AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 12.2 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or shall have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 4, and not on any other representations or warranties of the Seller Parties or any other Person.

Section 12.3 Survival. The representations and warranties of Buyer in Article 5 shall survive Closing for a period of 9 months from the Closing, after which Buyer shall have no liability or obligation in relation thereto except as to matters for which Seller has provided Buyer a specific written claim on or before such termination date. The Seller Parties’ representations and warranties in Section 4.24 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period. The remainder of the Seller Parties’ representations and warranties in Article 4 shall survive Closing for a period of 9 months from the Closing, after which Seller shall have no liability or obligation in relation thereto except as to matters for which Buyer has provided Seller a specific written claim on or before such termination date. All other covenants and obligations contained in this Agreement shall survive the Closing indefinitely, except as specifically provided herein.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party. For the avoidance of doubt, no Company Entity shall pay or otherwise be responsible for any cost or expense incurred in connection with the negotiation, execution, delivery or performance of this Agreement.

Section 13.2 Document Retention. As used in this Section 13.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by the Sellers pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Sellers or their respective representatives, at the Sellers’ expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Sellers shall have the right during such period to make copies of the Documents at their expense.

Section 13.3 Entire Agreement. This Agreement, the documents to be executed pursuant hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.4 Amendments; Supplements to Schedules.

(a) Except as expressly set forth otherwise in this Section 13.4, no supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver.

(b) Notwithstanding the foregoing, if a Party becomes aware at any time before the Closing that a Schedule previously delivered by such Party was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events, such Party shall deliver to the other Parties no later than ten Business Days after such discovery (but in any event no later than five days prior to the Closing Date) an amendment or supplement to such Schedule; provided, however, that:

(i) If such amendment or supplement is based on events or matters that arose before the date of this Agreement, no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the conditions precedent set forth in Article 8, unless the Seller Parties agree to indemnify the Buyer Indemnitees for all Losses with respect to such events or matters;

(ii) If such amendment or supplement is based on events or matters that arise after the date of this Agreement and that are expressly permitted to occur under Article 6, such amendment or supplement shall be immediately effective and the Schedules shall be read for all purposes as so amended or supplemented;

(iii) If such amendment or supplement is based on events or matters that arise after the date of this Agreement and such events or matters are not expressly permitted under Article 6 and such events or matters would reasonably be expected to result in Losses (if the Closing were to occur) to the Buyer Indemnitees of greater than or equal to 2% of the unadjusted Purchase Price, such amendment or supplement shall be given effect for purposes of determining the fulfillment of the conditions precedent set forth in Article 8 only if the Seller Parties agree (in the Seller Parties’ sole discretion) to indemnify the Buyer Indemnitees for all Losses with respect to such events or matters; and

(iv) If such amendment or supplement is based on events or matters that arise after the date of this Agreement, such events are not expressly permitted under Article 6, and such events or matters would reasonably be expected to result in Losses (if the Closing were to occur) to the Buyer Indemnitees of less than 2% of the unadjusted Purchase Price, such amendment or supplement shall be given effect for determining the fulfillment of the conditions precedent set forth in Article 8 and the Seller Parties shall indemnify the Buyer Indemnitees for all Losses with respect to such events or matters.

Section 13.5 Waiver. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 13.6 Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.

Section 13.7 No Third Party Beneficiaries. Except as provided in Section 11.1 and Section 11.2, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the Partnership or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 13.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties (which consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Buyer may assign the right to receive the Company Interests hereunder in whole or in part to any of its Affiliates. Any assignment by any Party as permitted hereby shall not relieve such Party from any Liability hereunder.

Section 13.9 Governing Law; Venue. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts (except to the extent a dispute, controversy, or claim arising out of or in connection with determination of Purchase Price adjustments pursuant to Section 9.3(c) is referred to an expert pursuant to that Section). The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 13.10 Specific Performance. The Parties acknowledge and agree that the remedy of specific performance shall be available to (a) Buyer in the event that a Seller Party willfully breaches this Agreement and (b) a Seller Party in the event that Buyer willfully breaches this Agreement.

Section 13.11 Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the respective address of the applicable Party set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

Seller Parties:

Tanos Energy, LLC

110 North College Avenue, Suite 1001

Tyler, TX 75702

Attention: Mark Brandon

Fax: (903) 597-7884

WildHorse Resources, LLC

950 Echo Lane, Suite 200 Houston, TX 77024 Attention: Anthony Bahr Fax: (713) 568-4911 and

Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: Kyle N. Roane

Fax: (713) 588-8301

Buyer:

c/o Memorial Production Partners GP LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: Kyle N. Roane

Fax: (713) 588-8301

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 13.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.14 Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 13.15 Further Assurances. After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 13.16 Transfer Taxes. Buyer shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Company Interests (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Assets.

Section 13.17 Seller Parties. Whenever in this Agreement any Seller is obligated to take (or withhold from taking) an action, MRD shall cause such Seller to take (or withhold from taking, as applicable) such action.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

MRD:

MEMORIAL RESOURCE DEVELOPMENT LLC

By:	/s/ John A. Weinzierl

Name:	John A. Weinzierl
Title:	President and Chief Executive Officer

TANOS:

TANOS ENERGY, LLC

By:	/s/ Mark Brandon

Name:	Mark Brandon
Title:	President

WILDHORSE:

WILDHORSE RESOURCES, LLC

By:	/s/ Anthony Bahr

Name:	Anthony Bahr
Title:	Chief Executive Officer

Purchase and Sale Agreement

Signature Page

BUYER:

MEMORIAL PRODUCTION OPERATING LLC

By:	Memorial Production Partners LP, its sole member

By:	Memorial Production Partners GP LLC, its general partner

By:	/s/ John A. Weinzierl
Name:	John A. Weinzierl
Title:	President and Chief Executive Officer

Purchase and Sale Agreement

Signature Page